UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2005

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

California	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia		20191 (Zip Code)
(Address of principal executive offices)

(571) 382-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal officers; Election of Directors; Appointment of Principal Officers

On May 3, 2005, the Board of Directors of Tier Technologies, Inc. (“Tier”), appointed David E. Fountain, age 45, as Senior Vice President and Chief Financial Officer, effective May 9, 2005. From 1999 to October 2004, Mr. Fountain served as the Chief Financial Officer and Treasurer of National Processing, Inc, a provider of payment processing services, where he was responsible for managing financial and accounting operations, investor relations, developing and managing the annual expense budget and managing facilities and purchasing operations. From 1996 through 1999, Mr. Fountain served in a number of other positions at National Processing, Inc., including Senior Vice President—Chief Accounting Officer, Vice President—Finance and Vice President—Settlement Accounting. He is a certified public accountant, received an undergraduate degree in finance and economics from Stephen F. Austin University and received his MBA from the University of Dallas.

Mr. Fountain will receive a salary of $325,000 per year and will participate in Tier’s Incentive Compensation plan, under which he will be eligible for an annual bonus ranging from 0% to 50% of his annual base compensation. The level of the potential bonus payout is dependent upon Tier’s attainment of revenue, earnings per share, average share price and operating income figures, in accordance with Tier’s Incentive Plan. Mr. Fountain will also receive stock options for 75,000 shares, which vest over five years and will receive an additional 25,000 shares upon his relocation to the Northern Virginia area. Mr. Fountain will receive reimbursement of up to $100,000 for relocation costs, which he has agreed repay if he resigns or is terminated for cause within 12 months of the effective date of relocation.

Mr. Fountain succeeds Jeffrey McCandless as Tier’s Senior Vice President and Chief Financial Officer.

Item 9.01	Financial Statements and Exhibits

(c)  Exhibits

       Exhibit 99.1    Incentive Compensation Plan, amended October 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/s/ James R. Weaver
James R. Weaver Chief Executive Officer

Date: May 5, 2005